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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire            Mike Freeman
          Vice President and            Director, Investor Relations and
          Chief Financial Officer       Corporate Communications
          919-862-1000                  919-862-1000


              SALIX PHARMACEUTICALS EXPANDS SPECIALTY SALES FORCE

RALEIGH, NC, October 25, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the expansion of its gastroenterology specialty sales force. The Company now has a team of 60 professionals - 56 field sales representatives and 4 TeleSales representatives - calling on a targeted audience of gastroenterologists and other high prescribers of products to treat ulcerative colitis.

In announcing the expansion, Carolyn Logan, Senior Vice President, Sales and Marketing, commented, "The Company's inaugural sales force of 30 representatives has done an exceptional job introducing COLAZAL(TM) to physicians across the United States. Due to the efforts of our sales force, Salix is becoming recognized by gastroenterologists as a trusted and valuable partner. Every member of our sales force is an experienced and proven performer. Our sales representatives have an average of five years experience in pharmaceutical sales, with the majority of them having experience in the field of gastroenterology. Without exception, every member of the team has been recognized for award-winning performance during his or her career.

"Physicians and patients continue to report an exceptionally high level of satisfaction with COLAZAL. We are taking action to build on the momentum our efforts are creating in the marketplace. A sales force of 55 to 60 representatives is needed to provide the most effective coverage of the gastroenterology market. The expansion of our sales force at this time allows Salix to better capitalize on the near-term opportunity represented by
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COLAZAL. Looking further out, our expanded sales team should also better position the Company to market additional products as Salix expands its portfolio."

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in December 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.
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   Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our limited sales and marketing experience, management of rapid growth, the uncertainty of market acceptance of COLAZAL and rifaximin, risks of clinical trials and regulatory review, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.